EXHIBIT 99.1

CONTACTS:
Kearstin Patterson
Vice President of Communications
National Coal Corp.
865/690-6900 (direct)
865/207-3875 (cell)
kpatterson@nationalcoal.com

  NATIONAL COAL CORP. ANNOUNCES AGREEMENT TO ACQUIRE ADDITIONAL MINERAL ACREAGE

KNOXVILLE, Tenn--Dec. 7, 2004--National Coal Corp. (OTCBB:NLCP), a coal producer operating in the Appalachian Region, today announced that its wholly-owned subsidiary, National Coal Corporation, has signed an agreement to purchase 44,000 acres of coal, oil and natural gas mineral rights from The Brimstone Company, a Tennessee general partnership located in Morgan and Scott Counties in Tennessee.

National Coal will purchase the mining rights for $7.5 million cash, plus the assumption of some current liabilities. Consummation of the transaction is subject to customary closing conditions, and the Company expects to finalize the acquisition within 90 days.

About National Coal Corp.

Headquartered in Knoxville, Tennessee, National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation is engaged in coal mining in Eastern Tennessee and Southeastern Kentucky. For more information, visit www.nationalcoal.com.

This release contains statements that are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about National Coal's business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Examples of forward looking-statements include the immediate commencement of mining operations on the acquired property. Actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, National Coal's ability to rapidly and efficiently integrate the acquired operations into its existing operations, the occurrence of unanticipated delays in closing the acquisition, the demand for coal, the price of coal, the supply of coal and other competitive factors, the costs to mine and transport coal, the ability to obtain new mining permits, the costs of reclamation of previously mined properties, and the risks of expanding coal production. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission including the company's most recently filed Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.